Exhibit 99.1

FOR IMMEDIATE RELEASE

Protagenic Therapeutics to Effect 1-for-4 Reverse Stock Split

Measure taken to Comply with Nasdaq Rule 5550(a)(2)

Regarding Minimum Bid Price

March 22, 2023 — NEW YORK — Protagenic Therapeutics, Inc. (Nasdaq: PTIX, the “Company”) a biopharmaceutical company focused on developing therapies to treat stress-related neurologic disorders, today announced that the Company’s Board of Directors has approved a 1-for-4 reverse stock split of the Company’s issued and outstanding common stock.

The Company elaborated that following shareholder approval at the Annual Meeting of the stockholders held on November 23, 2022 granting the Board the authority to effect a reverse split if necessary to comply with Nasdaq Rule 5550(a)(2) regarding minimum bid price, the Company’s Board of Directors has approved a 1-for-4 reverse stock split (the “Reverse Stock Split”) of the Company’s issued and outstanding shares of common stock, par value $0.0001 per share (the “Common Stock”) effective upon the related Amendment to the Company’s Third Amended and Restated Certificate of Incorporation becoming effective pursuant to Delaware law. Beginning with the opening of trading on or about March 23, 2023, the Company’s Common Stock will trade on the Nasdaq on a split-adjusted basis under the new CUSIP number 74365N202 and will continue to trade under the symbol “PTIX.”

As a result of the Reverse Stock Split, every four (4) shares of Common Stock issued and outstanding will be converted into one (1) share of Common Stock. No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares of Common Stock not evenly divisible by the Reverse Stock Split ratio will automatically be entitled to receive an additional fraction of a share of Common Stock to round up to the next whole share.

The Reverse Stock Split will not reduce the number of authorized shares of Common Stock or change the par values of the Common Stock. The Reverse Stock Split will affect all stockholders uniformly and will not affect any stockholder’s ownership percentage of the Company’s shares of Common Stock (except to the extent that the Stock Split would result in some of the stockholders receiving an additional fractional share). All outstanding options, warrants, and similar securities entitling their holders to receive or purchase shares of Common Stock will be adjusted as a result of the Reverse Stock Split, as required by the terms of each security.

The primary goal of the reverse stock split is to increase the per share market price of the Company’s Common Stock to meet the minimum $1.00 average closing price requirement for continued listing on the New York Stock Exchange.

The reverse split is expected to reduce the number of shares of the Company’s Common Stock outstanding on or about March 23, 2023, from approximately 17,285,261 shares to approximately 4,321315 shares subject to some variability as a result of the fractional upward adjustments. Proportionate adjustments will be made to the exercise prices and the number of shares underlying the Company’s outstanding equity awards, as applicable, as well as to the number of shares issuable under the Company’s equity incentive plans and certain existing agreements. The Common Stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. The reverse stock split will not affect the number of authorized shares of Common Stock.

Stockholders who hold shares electronically in book-entry form with American Stock Transfer & Trust Company (“AST”), the Company’s transfer agent, will not need to take action to receive evidence of their shares of post-Reverse Stock Split Common Stock.

Stockholders of record holding certificates holding pre-split shares of the Company’s Common Stock will receive a letter of transmittal from AST with instructions on how to surrender certificates representing pre-split shares. Stockholders should not send in their pre-split certificates until they receive a letter of transmittal from AST. Unless a stockholder specifically requests a new paper certificate or holds restricted shares, stockholders of record who held pre-split certificates will receive their post-split shares book-entry and will be receiving a statement from AST regarding their Common Stock ownership post-reverse stock split.

Additional information about the reverse stock split can be found in the Company’s proxy statement filed with the Securities and Exchange Commission (the “SEC”) on October 10, 2022 which is available free of charge at the SEC’s website, www.sec.gov, and on the Company’s website at https://www.investors.protagenic.com/.

About Protagenic Therapeutics, Inc.

Protagenic Therapeutics, Inc. (Nasdaq: PTIX) is a clinical-stage biopharmaceutical company endeavoring to develop first-in-class neuro-active peptides into human therapeutics to treat several stress-related disorders. For more information, visit http://www.protagenic.com.

About PT0014

PT00114 is a 41-amino-acid synthetically produced peptide that matches the active portion of a larger naturally-occurring brain hormone known as Teneurin C-terminus Associated Peptide (TCAP), thought to be involved in the human body’s biochemical pathway for reducing stress by way of down-regulating circulating cortisol. PT00114 has been shown in animal models to have statistically-significant efficacy in treating the animal versions of major human stress-mediated disorders, including depression, anxiety, post-traumatic stress disorder, and the symptoms of addiction withdrawal.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding Protagenic Therapeutics’ product candidates and pre-clinical development and clinical trial plans and activities. Forward-looking statements include words such as “expects,” “anticipates,” “intends,” “plans,” “could,” “believes,” “estimates” and similar expressions. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, our ability to obtain additional capital to meet our liquidity needs on acceptable terms, or at all, including the additional capital which will be necessary to complete the pre-clinical testing and eventual clinical trials of our product candidates; our ability to successfully complete research and further development and commercialization of our product candidates; the uncertainties inherent in pre-clinical and clinical testing; the timing, cost and uncertainty of obtaining regulatory approvals; our ability to protect the Company’s intellectual property; the loss of any executive officers or key personnel or consultants; competition; changes in the regulatory landscape or the imposition of regulations that affect the Company’s products; and the other factors described under the Risk Factors section of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.. Protagenic Therapeutics cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and Protagenic undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

Contact:

Alexander K. Arrow, MD, CFA

Chief Financial Officer

213-260-4342

alex.arrow@protagenic.com